Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-164414 and File No. 333-146300), on Form S-4 (File No. 333-175461), and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 22, 2012